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                                                                    EXHIBIT 99.6

                     CELLSTAR CORPORATION AND SUBSIDIARIES

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                  Years ended November 30, 2000, 1999 and 1998
                                 (in thousands)

                                       Balance at   Charged to  Charged to   Deductions,   Balance at
                                      beginning of  costs and   activation      net of       end of
                                         period      expenses   income (a)    recoveries     period
                                      ------------  ----------  -----------  ------------  ----------

Allowance for doubtful accounts:
     November 30, 2000                     $33,152      51,533         103        (8,978)      75,810
     November 30, 1999                      33,361      10,392       1,251       (11,852)      33,152
     November 30, 1998                      23,857      13,639         481        (4,616)      33,361
Reserve for inventory obsolescence
     November 30, 2000                     $14,868      32,255           -       (27,811)      19,312
     November 30, 1999                      12,082      23,012           -       (20,226)      14,868
     November 30, 1998                       2,795      12,434           -        (3,147)      12,082

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(a) The Company, under agent agreements, earns activation commissions from wireless service providers on engaging subscribers for wireless handset services in connection with the Company's retail operations. The agent agreements also provide for the reduction or elimination of activation commissions if the subscribers deactivate service within a stipulated period. The Company reduces activation income for increases in the allowance for estimated deactivations.